Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Marissa Sullivan | 617-646-1067 | msullivan@oneillandassoc.com

HarborOne Bank Names Mandy Lee Berman and Damian W. Wilmot to Board of Directors

Mandy Lee Berman	Damian W. Wilmot

(Brockton, MA) – January 14, 2019 –HarborOne Bancorp the holding company for HarborOne Bank announced today it has named Mandy Lee Berman and Damian W. Wilmot to its Board of Directors.

Ms. Berman has a record of achieving strong financial results and operational performance through technology innovation and a focus on service delivery excellence in a consumer-facing enterprise. Mr. Wilmot has specialized in leading cross-functional teams across a variety of disciplines, including integrating regulatory, compliance, commercial, corporate communications and legal to formulate and implement solutions to business and legal challenges.

“Mandy and Damian will be important assets to HarborOne as we continue pursuing growth in New England,” said Michael Sullivan, Chairman of the HarborOne Bancorp Board of Directors.

Ms. Berman joined Bright Horizons Family Solutions in 2005 and served in a variety of roles including Chief Administrative Officer and Executive Vice President of Operations. Ms. Berman serves as the Chief Administrative Officer and EVP of Bright Horizons Family Solutions, where she is an officer of the company and a member of the Executive Management Committee. At Bright Horizons, Mandy leads two product lines, and is responsible for global technology, contact center operations, and shared services to support all Bright Horizons services. Ms. Berman received her B.A. from Princeton University and her M.B.A. from Harvard Business School. She resides in Cambridge, MA.

Mr. Wilmot serves as the SVP, Chief Risk and Compliance Officer at Vertex Pharmaceuticals Incorporated, where he is responsible for leading and managing the Global Compliance, Global Litigation & Enterprise Risk Management and Quality Assurance organizations. He also leads the company’s Enterprise Risk Management (ERM) program and chairs the ERM Committee and the Business Integrity & Ethics Committee. Mr. Wilmot received his B.A. from Trinity College and his J.D. from Suffolk University Law School. He resides in Milton, MA.

“I’m excited to begin working with these two fine professionals,” said James Blake, CEO of HarborOne Bank. “Mandy and Damian have experience in leading large teams through everything from risk-management to acquisitions while achieving strong financial results.”

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. (NASDAQ: HONE), the holding company for HarborOne Bank is the largest co-operative bank in New England with $3.7 billion in assets. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts through a network of 23 full-service branches, two limited service branches, two commercial loan offices in Boston, Massachusetts and Providence, Rhode Island, and 16 free-standing ATMs. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with 40 offices in Massachusetts, Rhode Island, New Hampshire, Maine, and New Jersey and also does business in five additional states.